Exhibit 99.1

Date:	October 26, 2011
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES FOURTH QUARTER AND

FULL YEAR OPERATING RESULTS FOR 2011

Stroudsburg, Pennsylvania, October 26, 2011 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ Global MarketSM “ESSA”) the holding company for ESSA Bank & Trust (the “Bank”) today announced its operating results for the three months and year ended September 30, 2011. The Company reported net income of $1.8 million, or $0.16 per diluted share, for the three months ended September 30, 2011, compared to net income of $1.0 million, or $0.09 per diluted share, for the corresponding 2010 period. The $743,000 quarterly increase in net income was due to increases in net interest income and noninterest income along with a decrease in operating expenses. For the year ended September 30, 2011, the Company reported net income of $5.3 million, or $0.46 per diluted share, compared to net income of $4.5 million, or $0.36 per diluted share for the corresponding 2010 period. The $746,000 annual increase in net income was due primarily to increased net interest income.

“We are pleased to report solid increases in our net income and earnings per share results for the fourth quarter and annual periods,” stated Gary S. Olson, President and Chief Executive Officer of the Company. “During a period of sustained uncertainty regarding the economy and while interest rates remain at historic lows, we were able to improve our net interest income and increase our total assets. An 18% increase in our deposits during the year allowed us to replace maturing wholesale borrowings at a lower cost and helped improve our net interest income. Growth in our commercial loan portfolio was the driving force behind our total loan growth during the year. While the economic environment continues to dampen loan demand, we remain committed to the creditworthy consumers

Corporate Center: 200 Palmer Street PO Box L Stroudsburg, PA 18360-0160   570-421-0531     Fax: 570-421-7158

and businesses in the communities we serve with ample funds to lend. During the quarter we continued to repurchase our stock as another way of increasing shareholder value. Finally, we firmly believe that our strong capital position, sound credit quality and underwriting standards, outstanding customer service and knowledge of the markets we serve have positioned us well for continuing success.”

Net Interest Income:

Net interest income increased $271,000, or 4.0%, to $7.1 million for the three months ended September 30, 2011, from $6.8 million for the comparable period in 2010. The increase was primarily attributable to an increase in the Company’s interest rate spread to 2.37% for the three months ended September 30, 2011, from 2.24% for the comparable period in 2010, offset in part by a decrease of $19.4 million in the Company’s average net earning assets.

Net interest income increased $945,000, or 3.4%, to $28.9 million for the year ended September 30, 2011 from $28.0 million for the comparable period in 2010. The increase was primarily attributable to an increase in the Company’s interest rate spread to 2.47% from 2.34% for the comparable period in 2010, offset in part by a decrease of $17.2 million in the Company’s average net earning assets.

Provision for Loan Losses:

The provision for loan losses decreased $75,000, or 14.3%, to $450,000 for the three months ended September 30, 2011, from $525,000 for the comparable period in 2010. The provision for loan losses decreased $120,000, or 5.5%, to $2.1 million for the year ended September 30, 2011 from $2.2 million for the comparable period in 2010.

The allowance for loan losses was $8.2 million, or 1.09% of loans outstanding at September 30, 2011, compared to $7.4 million, or 1.01% of loans outstanding at September 30, 2010.

In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect a borrower’s ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are subject to interpretation and revision as more information becomes available or as future events occur. The provision for loan losses was in response to this evaluation.

Noninterest Income:

Noninterest income increased $182,000, or 9.0%, to $2.2 million for the three months ended September 30, 2011, from $2.0 million for the comparable period in 2010. The primary reason for the increase was an increase in insurance commissions of $236,000 during the 2011 period. The increase in insurance commissions is primarily the result of the Company purchasing, as previously disclosed, a benefits consulting business in the third quarter of 2011.

Noninterest income decreased $383,000, or 5.7%, to $6.3 million for the year ended September 30, 2011, from $6.7 million for the comparable period in 2010. The primary reasons for the decrease were declines in both the gains on sales of investment securities of $442,000 and the gains on sales of loans of $351,000. The Company recorded gains on sales of investment securities of $1.2 million and gains on sales of loans of $354,000 for the year ended September 30, 2010, as compared to $778,000 and $3,000, respectively, for the year ended September 30, 2011. These decreases were partially offset by an increase in insurance commissions of $361,000.

Noninterest Expense:

Noninterest expense decreased $132,000, or 2.0%, to $6.4 million for the three months ended September 30, 2011, from $6.5 million for the comparable period in 2010. The primary reasons for the decrease were declines in all noninterest expense categories with the exceptions of compensation and employee benefits which increased $240,000, and amortization of intangible assets which increased $81,000.

Noninterest expense decreased $83,000, or 0.3%, to $26.0 million for the year ended September 30, 2011, from $26.1 million for the comparable period in 2010. The primary reason for the decrease was a decrease in loss on foreclosed real estate of $1.2 million. This decrease was offset, in part, by increases in compensation and employee benefits of $884,000 and amortization of intangible assets of $135,000. The increase in compensation and employee benefits primarily related to four new branches opened during the second and third quarters of 2010 along with an increase in accrued incentive compensation in 2011. The increase in amortization expense was due to the purchase of a benefits consulting business in the third quarter of 2011.

Balance Sheet:

Total assets increased $25.5 million, or 2.4%, to $1,097.5 million at September 30, 2011, compared to $1,072.0 million at September 30, 2010. The primary reasons for the increase in assets were increases in net loans receivable of $7.8 million and in cash and cash equivalents of $30.8 million. The increase in net loans receivable included an increase in commercial real estate loans of $27.3 million which was partially offset by declines in commercial loans, home equity loans and lines of credit, residential loans, construction loans, and other loans of $1.8 million, $3.1 million, $12.9 million, $611,000 and $468,000, respectively. During the fourth quarter of 2011, the Company sold $16.3 million of investment securities in response to a rapid decline in market interest rates.

Total deposits increased $97.5 million, or 18.0%, to $637.9 million at September 30, 2011, from $540.4 million at September 30, 2010. The primary reason for the increase was an increase in certificate of deposit accounts of $90.8, million including an increase of $50.2 million in brokered certificates. Noninterest bearing demand accounts, NOW accounts and savings and club accounts also increased $2.8 million, $3.2 million and $5.3 million, respectively. These increases were partially offset by a decrease in money market accounts of $4.6 million. Borrowed funds decreased during the same time period by $61.7 million.

Stockholders’ equity decreased $9.9 million, or 5.8%, to $161.7 million at September 30, 2011, from $171.6 million at September 30, 2010, primarily as a result of previously announced stock repurchase programs offset, in part, by current year net income. In June 2009, the Company announced it had completed its first stock repurchase program having purchased 2,547,135 shares at a weighted average cost of $13.14. On October 6, 2010, the Company announced it had completed its second stock repurchase program having purchased 1,499,100 shares at a weighted average cost of $12.36. In April 2011, the Company announced that it completed the third stock repurchase program having purchased 679,900 shares at a weighted average cost of $12.82. In September 2011, the Company announced it completed the fourth stock repurchase program having purchased 637,200 shares at a weighted average cost of $11.57. For the quarter ending September 30, 2011, the Company purchased a total of 535,900 shares at a weighted average cost of $11.52 per share.

Asset Quality:

Nonperforming assets totaled $13.9 million, or 1.26%, of total assets at September 30, 2011, compared to $12.9 million, or 1.20%, of total assets at September 30, 2010. The increase was primarily due to increases of $2.2 million in nonperforming commercial loans and $322,000 in foreclosed real estate offset, in part, by a decrease of $1.5 million in nonperforming residential loans. Commercial nonperforming loans increased primarily as a result of the addition of four commercial real estate relationships. The number of nonperforming residential loans at September 30, 2011 decreased to 41 compared to 50 at September 30, 2010. The Company, in response to these and other trends, made a provision for loan losses of $2.1 million for the year ended September 30, 2011, compared to a provision of $2.2 million for the comparable period in 2010. The allowance for loan losses was $8.2 million, or 1.09%, of loans outstanding at September 30, 2011, compared to $7.4 million, or 1.01%, of loans outstanding at September 30, 2010.

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $1.0 billion and is the leading service-oriented financial institution headquartered in the Greater Pocono, Pennsylvania region. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 17 community offices throughout the Greater Pocono and Lehigh Valley areas in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail and commercial financial services. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	September 30, 2011	September 30, 2010
	(dollars in thousands)
ASSETS
Cash and due from banks	$9,801	$7,454
Interest-bearing deposits with other institutions	31,893	3,436

Total cash and cash equivalents	41.694	10,890
Investment securities available for sale	245,393	252,341
Investment securities held to maturity (fair value of $13,254)	—	12,795
Loans receivable (net of allowance for loan losses of $8,170 and $7,448)	738,619	730,842
Federal Home Loan Bank stock	16,882	20,727
Premises and equipment	11,494	12,189
Bank-owned life insurance	23,256	15,618
Foreclosed real estate	2,356	2,034
Intangible assets, net	1,825	—
Goodwill	40	—
Other assets	15,921	14,561

TOTAL ASSETS	$1,097,480	$1,071,997

LIABILITIES
Deposits	$637,924	$540,410
Short-term borrowings	4,000	14,719
Other borrowings	284,410	335,357
Advances by borrowers for taxes and insurance	1,381	1,465
Other liabilities	8,086	8,423

TOTAL LIABILITIES	935,801	900,374

Commitment and contingencies	—	—

STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	170	170
Additional paid in capital	166,758	164,494
Unallocated common stock held by the Employee Stock Ownership Plan	(11,438)	(11,891)
Retained earnings	67,215	64,272
Treasury stock, at cost	(61,612)	(44,870)
Accumulated other comprehensive income (loss)	586	(552)

TOTAL STOCKHOLDERS’ EQUITY	161,679	171,623

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,097,480	$1,071,997

ESSA BANCORP, INC, AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2011	2010	2011	2010
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$9,627	$9,986	$38,949	$40,598
Investment securities:
Taxable	1,934	2,011	7,964	8,337
Exempt from federal income tax	39	77	258	315
Other investment income	3	2	5	7

Total interest income	11,603	12,076	47,176	49,257

INTEREST EXPENSE
Deposits	2,063	1,753	7,486	6,386
Short-term borrowings	—	3	46	88
Other borrowings	2,476	3,527	10,748	14,832

Total interest expense	4,539	5,283	18,280	21,306

NET INTEREST INCOME	7,064	6,793	28,896	27,951
Provision for loan losses	450	525	2,055	2,175

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,614	6,268	26,841	25,776

NONINTEREST INCOME
Service fees on deposit accounts	760	788	3,019	3,191
Services charges and fees on loans	142	164	639	515
Trust and investment fees	255	207	851	842
Gain on sale of investments, net	607	607	778	1,220
Gain on sale of loans, net	—	118	3	354
Earnings on Bank-owned life insurance	200	137	638	547
Insurance commissions	236	—	361	—
Other	8	5	36	39

Total noninterest income	2,208	2,026	6,325	6,708

NONINTEREST EXPENSE
Compensation and employee benefits	4,153	3,913	15,865	14,981
Occupancy and equipment	740	806	3,071	2,951
Professional fees	228	355	1,488	1,491
Data processing	469	530	1,876	1,971
Advertising	124	154	658	626
Federal Deposit Insurance Corporation (FDIC) Premiums	161	183	763	821
Loss (gain) on foreclosed real estate, net	(58)	—	35	1,200
Amortization of intangible assets	81	—	135	—
Other	487	576	2,154	2,087

Total noninterest expense	6,385	6,517	26,045	26,128

Income before income taxes	2,437	1,777	7,121	6,356
Income taxes	647	730	1,863	1,844

NET INCOME	$1,790	$1,047	$5,258	$4,512

Earnings per share
Basic	$0.16	$0.09	$0.46	$0.36
Diluted	0.16	0.09	0.46	0.36

ESSA BANCORP, INC, AND SUBSIDIARY

OTHER FINANCIAL DATA

(UNAUDITED)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2011	2010	2011	2010
	(dollars in thousands)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,109,390	$1,067,253	$1,091,297	$1,049,883
Total interest-earning assets	1,054,780	1,022,010	1,041,233	1,005,821
Total interest-bearing liabilities	902,619	850,411	883,165	830,525
Total stockholders’ equity	163,711	176,544	166,616	181,182

PER COMMON SHARE DATA:
Average shares outstanding—basic	11,009,812	12,166,642	11,487,915	12,677,136
Average shares outstanding—diluted	11,009,812	12,166,642	11,487,915	12,677,136
Book value shares	12,109,622	13,482,612	12,109,622	13,482,612

Net interest rate spread	2.37%	2.24%	2.47%	2.34%
Net interest margin	2.66%	2.64%	2.78%	2.78%

9